Exhibit 10.4

Execution Version

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made and entered into as of the 19th day of August, 2010 (hereinafter the “date of this Agreement”), by VANDERCAR, LLC, an Ohio limited liability company (“Purchaser”), and THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“Seller”).

In exchange for the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Property. Seller agrees to sell and convey to Purchaser, on the terms and subject to the conditions contained in this Agreement, the land depicted on EXHIBIT “A” attached hereto and made a part hereof, known as 3120 Forrer Street, Cincinnati, Hamilton County, Ohio, which contains approximately 10.7298 acres, together with all buildings, improvements, fixtures, plumbing, hvac, mechanical, electrical and other operating systems located thereon and therein, and together with any and all appurtenant rights and easements pertaining thereto, including, without limitation any and all rights and interests of Seller in and to all roads, alleys, easements, streets and ways upon or adjacent to such land, rights of ingress and egress thereto, and any strips and gores within or bounding the land (collectively the “Property”). There shall also be included with the Property all of Seller’s rights in and to all contractual rights, if any, with respect to the operation, maintenance, repair and improvement of the land, buildings, structures and improvements thereon, including service and maintenance agreements, utility agreements, and other contractual arrangements, and warranties of any contractor, manufacturer or materialmen, if any. Notwithstanding the foregoing, Seller, at its sole discretion, may remove, any machinery, equipment, inventory, personal property, furniture, furnishings, and cranes, conveyors or conveyor systems, compressors or compressor systems, currently located upon the Property and used by Seller in the operation of Sellers’ business, excepting the Systems (as hereinafter defined), and any and all such items that Seller elects to remove pursuant to this Section 1 (collectively, “Excluded Property”) shall be excluded from the Property. Seller, in removing such cranes, conveyors, conveyor systems, compressors and compressor systems, agrees to do so with all reasonable caution and in a manner so as to minimize any damage to all other plumbing, hvac and electrical systems. The basic components of the plumbing, hvac and electrical systems located at the Property (i.e., hvac units and ductwork, electrical runs and plumbing lines), excluding any step-down transformers, switchgear or other specialized components or systems installed or used by or on behalf of Seller for or in the operation of its business, shall be collectively referred to herein as the “Systems”. The parties hereto acknowledge that Purchaser requires as a condition of this Purchase Agreement that the Systems remain available to Purchaser and/or prospective tenants for future business operations therein. Purchaser agrees that Purchaser shall be accepting such Systems and Property in their current condition and that Seller makes no representations or warranties to Purchaser concerning the operating condition of Systems or the condition of the Property.

2. Purchase Price. The Purchase Price (“Purchase Price”) for the Property shall be Two Million Eight Hundred Thousand Dollars ($2,800,000.00) if the Closing takes place on or before November 3, 2010, Two Million Nine Hundred Thousand Dollars ($2,900,000.00) if the Closing takes place between November 3, 2010 and November 30, 2010, Three Million Dollars ($3,000,000,00) if the Closing takes place between December 1, 2010 and December 15, 2010 or Three Million One Hundred Thousand Dollars ($3,100,000.00) if the Closing takes places between December 16, 2010 and December 31, 2010. The Purchase Price shall be payable as follows:

(a) Within five (5) business days of the date of this Agreement, Purchaser shall deposit with the Title Company (hereinafter defined), in a strict joint order escrow, earnest money in the amount of Fifty Thousand Dollars ($50,000.00) (“Earnest Money Deposit”), which Earnest Money Deposit is refundable during the Inspection Period and non-refundable to Purchaser for any reason after the expiration of the Inspection Period, but which Earnest Money Deposit will be applied against the Purchase Price at the Closing as set forth in Paragraph 2(b) below; and

(b) The applicable Purchase Price, plus or minus the credits or prorations provided for by the terms of this Agreement less the Earnest Money Deposit previously paid to Seller, shall be paid by certified or cashier’s check, Title Company escrow check, or by wire of immediately available funds at Closing.

3. Conveyance. At the Closing, Seller shall deliver to Purchaser a duly executed and acknowledged limited warranty deed (the “Deed”) conveying to Purchaser recordable, marketable, and indefeasible title to the Property in fee simple, free and clear of all liens and encumbrances, of record and in fact, subject only to the following (“Permitted Exceptions”): (a) easements, encumbrances and restrictions of record (but, in any event, Seller shall be required to remove all mortgages and other monetary liens, except for real estate taxes and installments of assessments not yet due and payable); (b) installments of real estate taxes and assessments which are a lien upon the Property, but not yet due and payable; (c) Seller’s post Closing occupancy rights as described herein; and (d) the rights of property owners in and to private roadways pursuant to recorded documents, public highways, public right of ways and rights of the public to utilize streets.

4. Property Inspection. Purchaser shall have the right to conduct an inspection(s) of those matters and items set forth in subsections 4(a),(b) and (c) below herein, at Purchaser’s sole expense, for a period of sixty (60) days from the date of this Agreement (the “Inspection Period”). During the Inspection Period Seller shall cooperate with Purchaser in such inspections and shall make the Property available for inspections by Purchaser, its’ agents and employees. If Purchaser, in Purchaser’s sole judgment, shall find such inspection(s) to be unsatisfactory for any reason or for no reason, Purchaser shall have the right, at its option, to be exercised not later than the expiration of the Inspection Period, to elect to terminate this Agreement by written notice to Seller and the Escrow Agent, and, upon such election, all Earnest Money shall be immediately refunded to Purchaser and, thereupon, the parties hereto shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). If Purchaser fails to give Seller notice of its decision to terminate this Agreement on or before the expiration of the Inspection Period by written notice to Seller and the Escrow Agent, Purchaser shall be deemed to have approved the items set forth in 4(a), (b) and (c) below herein, and to have waived same as conditions precedent to Closing.

(a) Physical, Mechanical and Environmental Inspection. Purchaser shall have the right during the Inspection Period, at Purchasers’ expense, upon twenty-four (24) hours prior notice to Seller, to perform or have performed a physical, mechanical and environmental inspection of the Property as Purchaser deems necessary to determine the physical condition of the Property, including the feasibility of Purchaser’s use of the Property, including the adequacy and availability of all utility, sanitary sewer, communications, water, and storm sewer services and facilities, and including whether or not hazardous materials exist at the Property. Seller shall provide to Purchaser within five (5) days of the date of this Agreement copies of all environmental reports and other written material(s), if any, in Seller’s possession relating to the Property and the determination as to whether or not any hazardous materials or environmental substances exist at the Property. Purchaser agrees to restore the Property to its original condition upon completion of any such inspections, and to indemnify Seller against all damages incurred by Seller as a result of the entry upon the Property by Purchaser’s agents or employees. Purchaser shall, promptly after receipt, provide Seller with copies of all inspection reports regarding the physical condition of the Property as generated pursuant to this Paragraph.

(b) Title and Survey. On or before fifteen (15) days after the date of this Agreement, Seller shall obtain and provide to Purchaser a title insurance commitment (“Title Commitment”) with respect to the Property from Mercantile Title Agency, Inc. (the “Title Company”) for a standard form ALTA Owners Title Insurance Policy covering the Property in the amount of the Purchase Price, together with copies of all recorded instruments referred to in the title commitment. In addition, Seller shall obtain and provide to Purchaser its most recent survey of the Property (the “Survey”).

(c) Title Defects. Purchaser shall have until the end of the Inspection Period to examine the condition of title and the Survey of the Property and to approve or disapprove the same. Purchaser shall give written notice to Seller of any objection(s) to title or Survey (collectively called “Title Defects” or individually a “Title Defect”) on or prior to thirty (30) days after Purchaser’s receipt of the Title Commitment and Survey. On or before ten (10) days after Seller’s receipt of written notice of any Title Defect, Seller shall notify Purchaser in writing whether or not Seller intends to cure such Title Defect. If Seller notifies Purchaser in writing that Seller intends to cure any Title Defect, then Seller shall do so at its expense prior to Closing. If Seller notifies Purchaser in writing that Seller is unwilling or unable to remove any Title Defect, then Purchaser may, at its option, (i) agree to waive such defects and proceed to close the purchase of the Property as-is; or (ii) terminate this Agreement. If Seller fails to respond to the Title Defect in writing within the specified time period, then Seller shall be deemed to have notified Purchaser that it is unwilling or unable to cure the Title Defect and Purchaser shall have the same options described in the immediately preceding sentence. Purchaser shall elect option (i) or (ii) above by written notice to Seller on or before the Closing Date. If Purchaser fails to elect either option as provided herein, Purchaser shall be deemed to have elected option (i). If Purchaser terminates this Agreement pursuant to provisions of this sub-paragraph both parties shall be released from all further obligations hereunder.

5. Closing; Possession. The parties hereto agree, subject to satisfaction of the conditions precedent to Closing set forth in Section 4 and 6 herein, to close the purchase and sale of the Property (the “Closing”) on or before December 31, 2010 or on such earlier date as shall be directed by Purchaser. The Closing will take place in the offices of Purchaser’s counsel. Purchaser shall have the right to move the Closing to an earlier date upon at least seven (7) days prior written notice to Seller. Seller shall at the Closing execute and deliver such other documents or instruments as may be reasonably required by Purchaser, or required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing, including, without limitation, the Deed as required by this Agreement, a commercially reasonable title affidavit, such proof of authority as may reasonably be requested, a general bill of sale assigning, transferring and conveying to Purchaser the Systems and other improvements located at the Property, exclusive, however, of the Excluded Property, which Seller shall be entitled to remove from the Property in accordance with the provisions of Section 1 of this Purchase Agreement, and a closing statement. Purchaser shall deliver the portion of the Purchase Price due at Closing pursuant to the terms of this Agreement and execute and deliver such other documents or instruments as may reasonably be required by Seller to effectuate the Closing, including, without limitation, a closing statement. Possession shall be delivered ninety (90) days after Closing (“Possession Date”); provided, however, that in the event that Seller notifies Purchaser that Seller is exercising its Lease Option (as hereinafter defined) or is deemed hereby to have exercised its Lease Option with respect to the K&B Technic Building and/or the Components Building, as the case may be, in accordance with the lease provisions set forth below, then the parties hereto (or their respective designees) shall execute and deliver at Closing a written Lease Agreement, the Term of which (including the payment of rent) shall commence as of the first day after the date of Closing. Until the Possession Date, Seller shall be permitted to remain in full possession of the Property, subject, however, to the terms and conditions of any Lease Agreement executed by the parties with respect to the K&B Technic Building and/or the Components Building, as applicable.

Purchaser hereby grants Seller the right to lease back from Purchaser at Closing one or more of the buildings (but not just a portion of any building) on the Property (the “Leased Premises”) for a one year period (“Term”) beginning on the first day after the day of Closing (“Lease Option”) at a rate of $1.00 per square foot of space contained in each building. Furthermore, any such lease shall contain an option, exercisable by Seller in its sole discretion at any time during the Term, to extend the Term up to an additional three (3) months on the same terms and conditions and at the same rental rate that existed for the initial Term of such lease. If Seller fails to notify the Purchaser whether it intends to exercise the Lease Option on or before the Closing Date, Seller shall be deemed to have exercised the Lease Option as to the K&B Technic Building and the Components Building. Such lease shall be a triple-net lease and Seller shall be responsible for paying all real estate taxes, insurance costs, utility costs and other occupancy and operation costs for the Leased Premises, on a pro rata basis (if the Leased Premises contains less than all of the buildings located on the Property) during its period of occupancy. Seller acknowledges and agrees that Seller shall be leasing the Leased Premises from Purchaser at Closing in its “as-is” condition and further agrees that Purchaser shall have no obligation to perform any maintenance or to make any repairs or replacements of any nature or kind to the Leased Premises during the term of such lease, including, but not limited to, the roof and roof systems, walls, footers, foundations, Systems, or floors. Notwithstanding, Seller shall have no obligation to undertake such maintenance or repairs. Prior to Closing, Seller and Purchaser shall negotiate and execute a lease agreement reflecting such rights and obligations. Seller shall cause an initial draft of the form of lease to be drafted by its counsel and delivered to Purchaser within forty-five (45) days of the date of this Agreement. Seller shall, prior to the date occupancy is to be delivered to Purchaser, subject, however to the provisions of Section 1 herein, remove all of its furniture, furnishings, tools, materials, supplies, unattached equipment, cranes, conveyors and conveyor systems from the Leased Premises that Seller desires to remove and any such items remaining after such date may be disposed by Purchaser in any manner it desires; provided, however, in all circumstances, that Seller shall cause all barrels, drums, cans, or similar or other containers located on the Property containing any chemicals, cleaning agents, solvents, hazardous materials, or environmental substances to be removed from the Property and Leased Premises at Seller’s sole expense. Both parties agree to negotiate in good faith in order to enter into the above described lease.

6. Purchaser’s Conditions.

(a) Purchaser’s Conditions. In addition to those conditions precedent to Closing set forth in Section 4 herein, the obligation of Purchaser to perform is subject to satisfaction of each of the following conditions on or prior to Closing, which may be waived solely by Purchaser. Purchaser may, at Purchaser’s sole option and election, terminate this Agreement by written notice to Seller, if any of these conditions are not satisfied in Purchaser’s sole judgment and discretion, to Purchaser’s sole satisfaction.

i. Performance by Seller. Seller shall have not breached any warranty contained in this Agreement nor shall Seller have failed to perform any obligation required by this Agreement to be performed by Seller.

ii. Title Policy. The Title Company shall have irrevocably committed itself to issue a title policy with no new exceptions other than the exceptions to title set forth in Schedule B-II of the commitment, with all standard and general exceptions deleted or endorsed over so as to afford full “extended form coverage”, subject only to the requirement that Seller execute and deliver the documents required hereunder, and any Title Defects described in Paragraph 4 shall have been removed or waived, and no additional Title Defects shall arise prior to the date of Closing.

iii. Lease Agreement. If Seller has exercised (or is deemed hereby to have exercised) its Lease Option, then Seller and Purchaser shall have agreed upon and to the terms of lease setting forth each party’s respective rights and obligations respecting the leased premises, which such terms shall be consistent with the terms of lease set forth in Section 5 of this Agreement.

(b) Seller’s Conditions. The obligations of Seller to perform under this Agreement are subject to satisfaction of each of the following conditions on or before the date of Closing which may be waived by Seller in its sole discretion. Seller may terminate this Agreement without liability by written notice to Purchaser if any of these conditions are not satisfied to Seller’s sole satisfaction.

i. Agreement as to Seller’s Post-Closing Possession. Seller and Purchaser shall have agreed to the terms of the lease setting forth Seller’s post-closing possessory rights and obligations.

ii. Purchaser’s Performance. Purchaser shall have tendered the Purchase Price to the extent due at Closing, and shall have fully performed all of its obligations under this Agreement reasonably and necessarily required to be performed prior to Closing.

iii. Lease Agreement. If Seller has exercised (or is deemed hereby to have exercised) its Lease Option, then Seller and Purchaser shall have agreed upon and to the terms of lease setting forth each party’s respective rights and obligations respecting the leased premises, which such terms shall be consistent with the terms of lease set forth in Section 5 of this Agreement.

7. Failure to Close. If Seller defaults in any of its obligations hereunder, or if any of Seller’s representations and warranties made in this Agreement prove to be untrue, then Purchaser shall have the right to seek specific performance as Purchaser’s sole remedy. If Purchaser fails to close as required by this Agreement, then Seller’s sole and exclusive right and remedy shall be to retain the Earnest Money Deposit paid by Purchaser as liquidated damages, the parties acknowledging and agreeing that Seller’s actual damages could be difficult if not impossible to ascertain, but retention of the Earnest Money Deposit is agreed to be a reasonable estimate of Seller’s damages in the event Purchaser fails to close.

8. Real Estate Taxes and Other Prorations. Real estate taxes and current installments of assessments applicable to the Property for the year in which the Closing occurs shall be prorated as of the date of Closing, based upon the most recently issued tax bills, with Purchaser receiving a credit at such Closing for the real estate taxes charged for such parcel for the time period prior to such Closing. If the Property is subject to any assessments, then such assessments shall be likewise prorated at the Closing. The lease shall provide that Seller shall be responsible for all taxes and assessments on the Leased Premises charged for the period of time that Seller occupies the Leased Premises.

9. Eminent Domain or Casualty. If all or any portion of the Property is taken or is made subject to eminent domain or other governmental acquisition proceedings prior to the Closing, then Seller shall promptly notify Purchaser thereof, and Purchaser may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, including any right to receive the same, or terminate this Agreement by written notice to Seller, and in such event, neither party shall have any further rights or obligations hereunder. If any of the buildings or improvements are damaged or destroyed prior to Closing by fire or any other casualty, then Purchaser shall proceed to Closing and receive the insurance proceeds paid or payable on account of such damage or destruction, including any rights to receive the same.

10. Agreements, Representations and Warranties of Seller. Seller represents, warrants, and covenants to Purchaser, and shall be deemed to remake all such representations, warranties, and covenants as of the date of the Closing, that, to Seller’s actual knowledge (being defined as the actual knowledge of Seller’s senior officers), entering into this Agreement and the consummation of the sale of the Property will not require Seller to obtain (either before or after the Closing) any consent, license, permit, wavier, approval, authorization or any other action of, by, or with respect to any non-governmental or governmental person or entity. Each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at the Closing represents and warrants to Purchaser that he or she has due and proper authority to execute and deliver same, and that Seller has the full right, power and authority to sell and convey the Property to Purchaser as provided herein and to carry out its’ obligations hereunder. The consummation by Seller of the transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Seller is a party or by which Seller is bound or constitute a default thereunder, and, subject to the satisfaction of the conditions set forth in Section 6 of this Agreement, the Board of Directors of Sellers shall have approved and authorized, on or prior to the date of the Closing, the execution and delivery of this Agreement, the transaction which is the subject of this Agreement, and all documents to be executed and delivered by Seller at Closing pursuant to this Agreement; it being the understanding of the parties that the foregoing representation and warranty to have obtained such Board approval and authorization on or prior to the date of the Closing is not, and shall not be deemed, a condition precedent to Seller’s obligation to close the transactions contemplated hereunder, and Seller acknowledges that it may not rely upon such representation and warranty as a basis for refusing to close under this Agreement. No other party has any right to purchase the Property, or any part thereof, and there are no outstanding or enforceable (recorded or unrecorded) rights of first refusal or options to purchase the Property held, enforceable by or benefiting any third parties.

11. Agreements, Representations and Warranties of Purchaser. Purchaser represents, warrants and covenants to Seller, and shall be deemed to remake all such representations, warranties and covenants as of the date of the Closing, that, to Purchaser’s actual knowledge (being defined as the actual knowledge of Purchaser’s senior officers), entering into this Agreement and the consummation of the purchase of the Property will not require Purchaser to obtain (either before or after the Closing) any consent, license, permit, waiver, approval, authorization or any other action of, by or with respect to any non-governmental or governmental person or entity. Purchaser is authorized, and the person signing on behalf of Purchaser is authorized, to execute and deliver this Agreement and all documents contemplated hereby, and both the Purchaser and the person signing on behalf of Purchaser have the full right, power and authority to consummate the transaction contemplated by this Agreement. The truth and accuracy of the preceding representations, warranties and covenants shall be conditions precedent to Seller’s obligation to close under this Agreement.

12. Notices. All notices required or permitted by this Agreement shall be in writing, and shall be deemed properly delivered when and if hand delivered, sent by Federal Express or other nationally recognized overnight courier service or deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto at their respective addresses set forth below or as they may hereafter specify by written notice delivered in accordance herewith:

Purchaser:	Vandercar, LLC
5027 Madison Road, Suite 200
Cincinnati, OH 45227
Attention: J. Robert Smyjunas

With a copy to:	Martin C. Butler, Esq.
Strauss & Troy, LPA
50 E. RiverCenter Boulevard
Suite 1400
Covington, KY 41011

Seller:	CECO Environmental Corp.
3120 Forrer Street
Cincinnati, Ohio 45209-1016
Attn: Mr. Dennis Blazer

With a copy to:	Sean P. Callan, Esq.
Dinsmore & Shohl, LLP
255 East Fifth Street
1900 Chemed Center
Cincinnati, Ohio 45202

13. Expenses. Purchaser shall pay for any transfer tax in connection with the sale of the Property. Purchaser shall pay the survey costs, the title insurance premium and recording charges. Each party shall pay for its own legal and accounting fees and other expenses in connection with this Agreement and the sale and transfer of the Property.

14. Brokers. Purchaser and Seller hereby represent to each other that it has not involved or worked with any brokers, agents or finders in the negotiation of this Agreement or the consummation of this transaction and that there are no such other brokers, agents or finders that have any right to claim a commission or fee due to the consummation of this transaction, except Brian Leonard, Jones Lang LsSalle Americas, Inc. (the “Broker”). Seller shall be solely responsible for any commission or fee due to the Broker and shall indemnify, defend and hold Purchaser harmless from any claims of Broker against Purchaser. Purchaser and Seller hereby represent and warrant that there are no other brokers, agents or finders that have any right to claim a commission or fee due to the consummation of this transaction and agree to indemnify and hold harmless each other from and against any and all liabilities, including costs and expenses such as attorneys’ fees, arising out of any claims by any brokers, agents or finders that they are entitled to such a commission or fee as the result of the actions of the indemnifying party.

15. Miscellaneous.

(a) Entire Agreement; Binding Effect. This Agreement and the Exhibits attached hereto constitute the entire contract between the parties and supersede all prior understandings, if any. Any subsequent conditions, representations, warranties, or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns. Purchaser may assign its rights under this Agreement to an entity formed to take title to the Property at Closing, provided Purchaser remains obligated to perform all of its obligations hereunder and is not released from such obligations by virtue of such assignment. Without limiting Purchaser’s right to assign this Agreement to any other party, Seller specifically acknowledges that Purchaser may assign this Agreement to any related or affiliated entity or to an intermediary in connection with a like kind exchange under Section 1031 of the Internal Revenue Code and Seller consents to such assignment and agrees to cooperate with Purchaser in completing such assignment, provided however, that Purchaser hereby indemnifies Seller from all costs or expenses incurred by Seller solely on account of this transaction being structured as a like-kind exchange. Purchaser specifically acknowledges that Seller may assign this Agreement to any related affiliated entity or to any intermediary in connection with a like-kind exchange under Section 1031 of the Internal Revenue Code and Purchaser consents to such assignment and agrees to cooperate with Seller in completing such assignment and like-kind exchange provided, however, that Seller shall indemnify Purchaser from all costs or expenses incurred by Purchaser solely on account of this transaction being structured as a like-kind exchange.

(b) Original Document. This Agreement may be executed by both parties in counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same Agreement.

16. New State Taxes. If, prior to Closing, new Ohio state sales or services types of taxes are imposed such that the real estate commissions paid under this Agreement are taxed thereby, then Seller shall pay such taxes at Closing.

17. Non-Waiver. A waiver by either party hereto of any of the covenants, conditions or agreements contained herein to be performed by the other party shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

18. Time is of the Essence. Time is of the essence as to all dates and timeframes in this transaction.

19. Restriction on Transfer. Purchaser agrees not to, except in accordance with the provisions of Section 15 above herein, assign this Agreement or transfer the Property, whether before or after Closing, until such time as Purchaser has satisfied all of its obligations under this Agreement (including acting or causing its designee to act as landlord under the lease referenced in Paragraph 5) without Seller’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned so long as the assignee, transferee or designee agrees, in writing, to fulfill all of Purchaser’s outstanding obligations under this Agreement; provided, however, Purchaser may assign this Agreement to any of its affiliated companies or to an entity formed by Purchaser to take title at Closing to the Property without the necessity of obtaining Seller’s prior consent provided Purchaser remains responsible for satisfying or causing to be satisfied all of Purchaser’s obligations under this Agreement (including, without limitation, Purchaser and/or its designee executing and delivering at Closing the lease with respect to the K&B Technic Building and the Components Building as provided for and in accordance with the provisions of Section 5 of this Agreement). Purchaser agrees that Seller may, at or after Closing, record an affidavit of facts in the real property records of the Hamilton County Recorder’s Office to memorialize Purchaser’s obligations under this Paragraph 19, provided, however that Seller agrees to and shall be obligated to remove such affidavit from the real property records at or before the expiration of the post-Closing occupancy period.

Remainder of page intentionally left blank.

Signature page immediately follows.

EXECUTED as of the day and year first above written.

Witnesses:	PURCHASER:

VANDERCAR, LLC,
an Ohio limited liability company
Name:

	By:	/s/ J. Robert Smyjunas
	Print Name:	J. Robert Smyjunas
Name:	Its:

SELLER:

THE KIRK & BLUM
MANUFACTURING COMPANY,
an Ohio corporation
Name:

	By:	/s/ Dennis W. Blazer
	Print Name:	Dennis W. Blazer
Name:	Its:	Secretary

EXHIBIT A

Tract 1

All that certain tract of land in Section 28 , Township 4 , Fractional Range 2 , Miami Purchase, Columbia Township , Hamilton County , State of Ohio, Beginning on the North line of a proposed 75 foot street, at a point 175 feet northwardly from the North line of the right of way of the Baltimore and Ohio Northwestern Railroad Company ( measured at right angles thereto) and 815 feet West of the West side of Marburg Avenue (formerly Columbia Road ) ; thence North 25’ East parallel with Marburg Avenue 905.48 feet to a point ; thence North 88°51’ West 400 feet to a point; thence South 25’ West 791.61 feet to said proposed 75 foot street; thence eastwardly with said proposed street and parallel with the North line of The Baltimore and Southwestern Railroad Company right of way 175 feet northwardly therefrom (measured at right angles thereto) 414.12 feet to the place of beginning. Containing 7.79 acres of land, more or less.

Tract 2

All that certain tract of land in Section 28, Township 4, Fractional Range 2, of the Miami Purchase, Columbia Township, Hamilton County, Ohio, beginning at the northeast corner of the tract of land heretofore, conveyed by The Factory Colony Company to the Cincinnati Planer Company and presently owned of record by The Kirk & Blum Manufacturing Company; extending, thence with the North line of said tract of The Kirk & Blum Manufacturing Company , North 88°51’ West, 280 feet to a point; thence, North 25’ East 500.07 feet to the South line of Disney Street; thence, along the South line of said Disney Street South 88°51’ East, 280 feet to the northwest corner of a tract of land once leased to The Cincinnati Lathe and Tool Company and presently owned of record by The Cincinnati Milling Machine Company; and thence, with the West line of said last mentioned tract, South 25’ West 500.07 feet to the place of beginning.